The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 26, 2017

Pricing Supplement dated September , 2017 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Trigger GEARS

Linked to the iShares® MSCI Emerging Markets ETF due on or about September 30, 2021

Investment Description

Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Underlying”). If the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return times the Upside Gearing of 1.2. If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold (80% of the Initial Underlying Price), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Enhanced Growth Potential: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	September 26, 2017
Settlement Date:	September 29, 2017
Final Valuation Date[2]:	September 23, 2021
Maturity Date[2]:	September 30, 2021
[1]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
[2]	Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Trigger GEARS linked to the iShares® MSCI Emerging Markets ETF. The Initial Underlying Price and Downside Threshold will be set on the Trade Date. The Initial Underlying Price will be the Closing Price of the Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Upside Gearing	Initial Underlying Price	Downside Threshold	CUSIP/ ISIN
iShares® MSCI Emerging Markets ETF (EEM)	1.2	$•	80% of the Initial Underlying Price (rounded to two decimal places)	06746M644 / US06746M6443

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.30	$9.70
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.100 and $9.438 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refers to the Trigger GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately ten months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Underlying.
♦	You seek an investment with a return linked to the performance of the Underlying, and you believe the Underlying will appreciate over the term of the Securities.
♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.
♦	You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You understand and are willing to accept the risks associated with the Underlying.
♦	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts owed to you under the Securities, including any repayment of principal.
The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Underlying.
♦	You do not seek an investment with exposure to the Underlying, or you believe the Underlying will depreciate over the term of the Securities and the Final Underlying Price is likely to be less than the Downside Threshold.
♦	You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.
♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Underlying.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “iShares® MSCI Emerging Markets ETF” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2,3]:	Approximately 4 years
Reference Asset[3]:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker symbol “EEM”) (the “Underlying”)
Payment at Maturity (per Security):

•     If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return
× Upside Gearing)

•     If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.00 per Security.

•     If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.2
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price[3]:	The Closing Price of the Underlying on the Trade Date
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Downside Threshold[3]:	80% of the Initial Underlying Price (rounded to two decimal places)
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Initial Underlying Price is observed and the Downside Threshold is determined.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return
× Upside Gearing)

If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.00 per Security.

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor underlying or, if no successor underlying is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Downside Threshold and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “iShares® MSCI Emerging Markets ETF” below). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities at maturity. The Issuer will pay you the principal amount of your Securities only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full negative Underlying Return and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal.

♦	Contingent repayment of principal applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

♦	The probability that the Final Underlying Price will be less than the Downside Threshold will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Underlying Price will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your principal at maturity. However, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Securities is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Limited liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦	Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the price of the Underlying and, therefore, the market value of the Securities.

♦	The Final Underlying Price is not based on the price of the Underlying at any time other than the Final Valuation Date — The Final Underlying Price will be based solely on the Closing Price of the Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Price as compared to the Initial Underlying Price. Therefore, if the price of the Underlying has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Price been determined at a time prior to such decline or after the price of the Underlying has recovered. Although the price of the Underlying on the Maturity Date or at other times during the term of your Securities may be higher than the price of the Underlying on the Final Valuation Date, you will not benefit from the price of the Underlying at any time other than the Final Valuation Date.

♦	Certain features of the Underlying will impact the value of the Securities — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Securities are linked to the performance of the Underlying and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Securities — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Securities. If the Securities are accelerated, investors will not benefit from any potential appreciation of the Underlying from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	Non-U.S. securities markets risks — The component securities held by the Underlying are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Risks associated with emerging markets — An investment in the Securities linked to the Underlying will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦	The price of the Underlying is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the Underlying — Because the price of the Underlying is related to the U.S. dollar value of the component securities held by the Underlying, the price of the Underlying will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the Underlying trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the Underlying will be adversely affected and any payments on the Securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments between the countries represented in the Underlying and the United States; and

♦	the extent of governmental surpluses or deficits in the countries represented in the Underlying and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Underlying, the United States and other countries important to international trade and finance.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the component securities held by the Underlying trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor underlying or, if no successor underlying is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price and resulting Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date, and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “iShares® MSCI Emerging Markets ETF” below. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the Closing Price of the Underlying on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	Approximately 4 years
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Downside Threshold:	$80.00 (80% of the hypothetical Initial Underlying Price)
Upside Gearing:	1.2

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity[1]
$180.00	80.00%	$19.600	96.00%
$170.00	70.00%	$18.400	84.00%
$160.00	60.00%	$17.200	72.00%
$150.00	50.00%	$16.000	60.00%
$140.00	40.00%	$14.800	48.00%
$130.00	30.00%	$13.600	36.00%
$120.00	20.00%	$12.400	24.00%
$110.00	10.00%	$11.200	12.00%
$105.00	5.00%	$10.600	6.00%
$100.00	0.00%	$10.000	0.00%
$95.00	-5.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$80.00	-20.00%	$10.000	0.00%
$79.99	-20.01%	$7.999	-20.01%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

Example 1 — The Closing Price of the Underlying increases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $110.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return × Upside Gearing)
$10 + ($10 × 10.00% × 1.2) = $10 + $1.20 = $11.200

The payment at maturity of $11.200 per Security represents a total return on the Securities of 12.00%.

Example 2 — The Closing Price of the Underlying decreases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $90.00, resulting in an Underlying Return of -10.00%.

Because the Underlying Return is negative and the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.000 per Security.

The payment at maturity of $10.000 per Security represents a total return on the Securities of 0.00%.

Example 3 — The Closing Price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00, resulting in an Underlying Return of -60.00%.

Because the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return)

$10 + ($10 × -60.00%) = $10 + -$6 = $4.000

The payment at maturity of $4.000 per Security represents a loss on the Securities of 60.00%, which reflects the Underlying Return of -60.00%.

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, subject to the possible application of the constructive ownership rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this free writing prospectus regarding the Underlying from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Underlying is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the Underlying. The Underlying is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

The Underlying seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index intended to measure the equity market performance of global emerging markets. The Underlying Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the Underlying Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and may not hold all of the equity securities included in the Underlying Index. The Underlying invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

The Underlying Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the Underlying is an actual investment portfolio. The performance of the Underlying and the Underlying Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Underlying’s portfolio and the Underlying Index resulting from the Underlying’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Underlying but not to the Underlying Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the Underlying’s tracking error will not exceed 5%. Because the Underlying uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the Underlying, please see the Underlying’s prospectus. In addition, information about iShares®, Inc. and the Underlying may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the Underlying, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on September 22, 2017 was $45.38.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2012	3/31/2012	$44.76	$38.23	$42.94
4/1/2012	6/30/2012	$43.54	$36.68	$39.19
7/1/2012	9/30/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/1/2013	3/31/2013	$45.20	$41.80	$42.78
4/1/2013	6/30/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77

10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62
7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.87	$34.36
7/1/2016	9/30/2016	$38.20	$33.77	$37.45
10/1/2016	12/31/2016	$38.10	$34.08	$35.01
1/1/2017	3/31/2017	$39.99	$35.43	$39.39
4/1/2017	6/30/2017	$41.93	$38.81	$41.39
7/1/2017	9/22/2017*	$45.85	$41.05	$45.38

* Information for the third calendar quarter of 2017 includes data for the period from July 1, 2017 through September 22, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through September 22, 2017, based on the daily Closing Prices of the Underlying. The dotted line represents a hypothetical Downside Threshold of $36.30, which is equal to 80% of the Closing Price of the Underlying on September 22, 2017. The actual Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Securities will be made against payment for the Securities on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any date prior to two business days before delivery will be required, by virtue of the fact that the Securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.